Exhibit 99.1 (Filed herewith)

NEWS RELEASE

Contact:

Ken Golden

Director, Global Public Relations

309-765-5678

Deere Announces Record Second-Quarter Earnings of $1.084 Billion

▪                  Sales and income reach new single-quarter records.

▪                  Results benefit from higher sales of farm machinery, skillful execution of business plans.

▪                  Investment in capacity, new products attracting customers worldwide.

MOLINE, Illinois (May 15, 2013) — Net income attributable to Deere & Company was $1.084 billion, or $2.76 per share, for the second quarter ended April 30, compared with $1.056 billion, or $2.61 per share, for the same period last year.

For the first six months of the year, net income attributable to Deere & Company was $1.734 billion, or $4.41 per share, compared with $1.589 billion, or $3.91 per share, last year.

Worldwide net sales and revenues increased 9 percent, to $10.914 billion, for the second quarter and rose 9 percent to $18.335 billion for six months. Net sales of the equipment operations were $10.265 billion for the quarter and $17.058 billion for six months, compared with $9.405 billion and $15.524 billion for the periods last year.

“After a record-setting second quarter, John Deere is well on its way to another year of strong performance,” said Samuel R. Allen, chairman and chief executive officer. Second-quarter sales and income were the highest for any quarterly period in company history, he pointed out. “Deere’s results are a reflection of positive conditions in the global farm economy, which continues to show impressive strength. The company’s performance also offers further proof of the adept execution of our operating and marketing plans, which are aimed at expanding our global market presence.”

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Summary of Operations

Net sales of the worldwide equipment operations increased 9 percent for the quarter and 10 percent for six months compared with the same periods a year ago. Sales included price realization of 3 percent for the quarter and year to date and an unfavorable currency-translation effect of 2 percent for the quarter and 1 percent for six months. Equipment net sales in the United States and Canada increased 9 percent for the quarter and 13 percent year to date. Outside the U.S. and Canada, net sales increased 9 percent for the quarter and 6 percent for six months, with unfavorable currency-translation effects of 4 percent and 3 percent for the periods.

Deere’s equipment operations reported operating profit of $1.663 billion for the quarter and $2.500 billion for six months, compared with $1.522 billion and $2.220 billion last year. The improvement for both periods was due primarily to the impact of price realization and higher shipment volumes. These factors were partially offset by increased production costs and higher selling, administrative and general expenses as well as unfavorable effects of foreign-currency exchange. The higher production costs were related primarily to manufacturing overhead expenses in support of growth and new products, engine-emission requirements, and postretirement benefit expenses. These items were partially offset by lower raw-material costs. In addition, higher warranty costs and research and development expenses affected year-to-date results.

Net income of the company’s equipment operations was $953 million for the second quarter and $1.478 billion for the first six months, compared with $947 million and $1.362 billion in 2012. The operating factors mentioned above, along with a higher effective tax rate and increased interest expense, affected both quarterly and year-to-date results.

Financial services reported net income attributable to Deere & Company of $125.0 million for the quarter and $257.9 million for six months compared with $109.2 million and $228.3 million last year. Results were higher for both periods primarily due to growth in the credit portfolio, partially offset by increased selling, administrative and general expenses. In addition, last year’s six-month results benefited from revenue related to wind energy credits.

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Company Outlook & Summary

Company equipment sales are projected to increase by about 5 percent for fiscal 2013 and by about 3 percent for the third quarter compared with the same periods a year ago. Included is an unfavorable currency-translation impact of about 1 percent for the year. For the full year, net income attributable to Deere & Company is anticipated to be about $3.3 billion.

Although Deere expects to deliver record earnings for the year, global financial pressures as well as adverse weather patterns have added a note of caution to the outlook. “Deere’s near-term forecast is being tempered by lingering economic concerns in many parts of the world, which are restraining business confidence and growth,” Allen stated. “In addition, cool, wet weather in North America has delayed crop planting, slowed construction activity and hurt sales of turf-care equipment.”

Allen said he remained confident about the company’s longer-term prospects for growth. “We continue to believe our investment in new products and additional capacity will allow Deere to fully capitalize on the world’s increasing need for food, shelter and infrastructure in the years ahead,” he said. “These trends appear to have considerable resilience and we’re confident they should prove rewarding to our customers and investors.”

* * *

Equipment Division Performance

Agriculture & Turf. Sales increased 12 percent for the quarter and 14 percent for six months largely due to higher shipment volumes and price realization, partially offset by the unfavorable effects of currency translation.

Operating profit was $1.582 billion for the quarter and $2.347 billion year to date, compared with $1.403 billion and $1.977 billion, respectively, last year. The improvement in both periods was primarily driven by the impact of higher shipment volumes and price realization. These factors were partially offset by increased production costs as well as higher selling, administrative and general expenses and the unfavorable effects of foreign exchange. In addition, six-month results were impacted by higher warranty costs and research and development expenses.

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Construction & Forestry. Construction and forestry sales decreased 6 percent for the quarter and six months mainly due to lower shipment volumes. Operating profit was $81 million for the quarter and $153 million for six months, compared with $119 million and $243 million last year. The decline in operating profit for both periods was due primarily to lower shipment volumes, increases in production costs and higher selling, administrative and general expenses, partially offset by price realization. In addition, an unfavorable product mix and higher research and development expenses affected year-to-date results.

Market Conditions & Outlook

Agriculture & Turf. Deere’s worldwide sales of agriculture and turf equipment are forecast to increase by about 7 percent for full-year 2013, including a negative currency-translation impact of about 1 percent. Relatively high commodity prices and strong farm incomes are continuing to support a favorable level of demand for farm machinery in much of the world. Deere’s sales are further benefiting from global expansion and a number of advanced new products.

Industry sales for agricultural machinery in the U.S. and Canada are forecast to be up about 5 percent in relation to last year’s healthy levels. The increase reflects continued strength in demand for large equipment such as high-horsepower tractors and combines.

Full-year industry sales in the EU27 are forecast to be down about 5 percent due to weakness in the overall economy and last year’s poor harvest in the U.K. In South America, industry sales are projected to be up 15 to 20 percent as a result of strong market conditions in Brazil. Industry sales in the Commonwealth of Independent States are expected to be down slightly from 2012, while Asian sales are projected to be little-changed.

In the U.S. and Canada, industry sales of turf and utility equipment are expected to be flat to down slightly for 2013, reflecting a cool, wet spring in North America and a continuation of cautious consumer sentiment.

Construction & Forestry. Deere’s worldwide sales of construction and forestry equipment are forecast to decrease by about 5 percent for 2013. The decline reflects a cautious outlook for U.S. economic growth, cool, wet weather conditions in

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North America, and flat sales in world forestry markets. In forestry, further weakness in European markets is expected to offset higher U.S. demand.

Financial Services. Full-year 2013 net income attributable to Deere & Company for the financial services operations is expected to be approximately $550 million. The forecast improvement over last year is primarily due to expected growth in the credit portfolio and lower crop insurance claims, partially offset by higher selling, administrative and general expenses.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s financial services subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

Net income attributable to John Deere Capital Corporation was $105.9 million for the second quarter and $210.9 million year to date, compared with $78.3 million and $171.7 million for the respective periods last year. Results improved for both periods due to growth in the credit portfolio, partially offset by higher selling, administrative and general expenses.

Net receivables and leases financed by JDCC were $28.721 billion at April 30, 2013, compared with $24.558 billion last year.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook & Summary,” “Market Conditions & Outlook,” and other forward-looking statements herein that relate to future events, expectations, trends and operating periods involve certain factors that are subject to change, and important risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the company’s businesses.

The company’s agricultural equipment business is subject to a number of uncertainties including the many interrelated factors that affect farmers’ confidence.  These factors include worldwide economic conditions, demand for agricultural products, world grain stocks, weather conditions (including its effects on timely

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planting and harvesting), soil conditions (including low subsoil moisture from recent drought conditions), harvest yields, prices for commodities and livestock, crop and livestock production expenses, availability of transport for crops, the growth of non-food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of various governments, changes in government farm programs and policies (including those in Argentina, Brazil, China, the European Union, India, Russia and the U.S.), international reaction to such programs, changes in and effects of crop insurance programs, global trade agreements, animal diseases and their effects on poultry, beef and pork consumption and prices, crop pests and diseases, and the level of farm product exports (including concerns about genetically modified organisms).

Factors affecting the outlook for the company’s turf and utility equipment include general economic conditions, consumer confidence, weather conditions, customer profitability, consumer borrowing patterns, consumer purchasing preferences, housing starts, infrastructure investment, spending by municipalities and golf courses, and consumable input costs.

General economic conditions, consumer spending patterns, real estate and housing prices, the number of housing starts and interest rates are especially important to sales of the company’s construction and forestry equipment.  The levels of public and non-residential construction also impact the results of the company’s construction and forestry segment.  Prices for pulp, paper, lumber and structural panels are important to sales of forestry equipment.

All of the company’s businesses and its reported results are affected by general economic conditions in the global markets in which the company operates, especially material changes in economic activity in these markets; customer confidence in general economic conditions; foreign currency exchange rates and their volatility, especially fluctuations in the value of the U.S. dollar; interest rates; and inflation and deflation rates.  General economic conditions can affect demand for the company’s equipment as well.  Uncertainty about and actual government spending and taxing could adversely affect the economy, employment, consumer and corporate spending, and company results.

Customer and company operations and results could be affected by changes in weather patterns (including the effects of drought conditions in parts of the U.S., flooding in other parts and dryer than normal conditions in certain other markets); the political and social stability of the global markets in which the company operates;

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the effects of, or response to, terrorism and security threats; wars and other conflicts and the threat thereof; and the spread of major epidemics.

Significant changes in market liquidity conditions and any failure to comply with financial covenants in credit agreements could impact access to funding and funding costs, which could reduce the company’s earnings and cash flows.  Financial market conditions could also negatively impact customer access to capital for purchases of the company’s products and customer confidence and purchase decisions; borrowing and repayment practices; and the number and size of customer loan delinquencies and defaults.  A debt crisis, in Europe or elsewhere, could negatively impact currencies, global financial markets, social and political stability, funding sources and costs, asset and obligation values, customers, suppliers, and company operations and results.  State debt crises also could negatively impact customers, suppliers, demand for equipment, and company operations and results.  The company’s investment management activities could be impaired by changes in the equity and bond markets, which would negatively affect earnings.

Additional factors that could materially affect the company’s operations, access to capital, expenses and results include changes in and the impact of governmental trade, banking, monetary and fiscal policies, including financial regulatory reform and its effects on the consumer finance industry, derivatives, funding costs and other areas, and governmental programs, policies and tariffs in particular jurisdictions or for the benefit of certain industries or sectors (including protectionist and expropriation policies and trade and licensing restrictions that could disrupt international commerce); actions by the U.S. Federal Reserve Board and other central banks; actions by the U.S. Securities and Exchange Commission (SEC), the U.S. Commodity Futures Trading Commission and other financial regulators; actions by environmental, health and safety regulatory agencies, including those related to engine emissions (in particular Interim Tier 4, Final Tier 4 and Stage IIIb non-road diesel emission requirements), carbon and other greenhouse gas emissions, noise and the risk of climate change; changes in labor regulations; changes to accounting standards; changes in tax rates, estimates, and regulations and company actions related thereto; compliance with U.S. and foreign laws when expanding to new markets; and actions by other regulatory bodies including changes in laws and regulations affecting the sectors in which the company operates.  Customer and company operations and results also could be affected by changes to GPS radio frequency bands or their permitted uses.

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Other factors that could materially affect results include production, design and technological innovations and difficulties, including capacity and supply constraints and prices; the availability and prices of strategically sourced materials, components and whole goods; delays or disruptions in the company’s supply chain or the loss of liquidity by suppliers; the failure of suppliers to comply with laws, regulations and company policy pertaining to employment, human rights, health, safety, the environment and other ethical business practices; start-up of new plants and new products; the success of new product initiatives and customer acceptance of new products; changes in customer product preferences and sales mix whether as a result of changes in equipment design to meet government regulations or for other reasons; gaps or limitations in rural broadband coverage, capacity and speed needed to support technology solutions; oil and energy prices and supplies; the availability and cost of freight; actions of competitors in the various industries in which the company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; labor relations; acquisitions and divestitures of businesses, the integration of new businesses; the implementation of organizational changes; difficulties related to the conversion and implementation of enterprise resource planning systems that disrupt business, negatively impact supply or distribution relationships or create higher than expected costs; security breaches and other disruptions to the company’s information technology infrastructure; changes in company declared dividends and common stock issuances and repurchases.

Company results are also affected by changes in the level and funding of employee retirement benefits, changes in market values of investment assets, the level of interest and discount rates, and compensation, retirement and mortality rates which impact retirement benefit costs, and significant changes in health care costs including those which may result from governmental action.

The liquidity and ongoing profitability of John Deere Capital Corporation and other credit subsidiaries depend largely on timely access to capital to meet future cash flow requirements and fund operations and the costs associated with engaging in diversified funding activities and to fund purchases of the company’s products.  If market uncertainty increases and general economic conditions worsen, funding could be unavailable or insufficient.  Additionally, customer confidence levels may result in declines in credit applications and increases in delinquencies and default rates, which

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could materially impact write-offs and provisions for credit losses.  The failure of reinsurers of the company’s insurance business also could materially affect results.

The company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The company, except as required by law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the company and its businesses, including factors that potentially could materially affect the company’s financial results, is included in the company’s other filings with the SEC (including, but not limited to, the factors discussed in Item 1A. Risk Factors of the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q).

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Second Quarter 2013 Press Release

(in millions of dollars)

Unaudited

	Three Months Ended April 30			Six Months Ended April 30
	2013	2012	% Change	2013	2012	% Change

Net sales and revenues:
Agriculture and turf	$8,691	$7,735	+12	$14,182	$12,459	+14
Construction and forestry	1,574	1,670	-6	2,876	3,065	-6
Total net sales	10,265	9,405	+9	17,058	15,524	+10
Financial services	536	488	+10	1,063	1,036	+3
Other revenues	113	116	-3	214	215
Total net sales and revenues	$10,914	$10,009	+9	$18,335	$16,775	+9

Operating profit: *
Agriculture and turf	$1,582	$1,403	+13	$2,347	$1,977	+19
Construction and forestry	81	119	-32	153	243	-37
Financial services	198	175	+13	395	350	+13
Total operating profit	1,861	1,697	+10	2,895	2,570	+13
Reconciling items **	(111)	(100)	+11	(206)	(174)	+18
Income taxes	(666)	(541)	+23	(955)	(807)	+18
Net income attributable to Deere & Company	$1,084	$1,056	+3	$1,734	$1,589	+9

*                      Operating profit is income from continuing operations before corporate expenses, certain external interest expense, certain foreign exchange gains and losses and income taxes.  Operating profit of the financial services segment includes the effect of interest expense and foreign exchange gains or losses.

**               Reconciling items are primarily corporate expenses, certain external interest expense, certain foreign exchange gains and losses and net income attributable to noncontrolling interests.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Three Months Ended April 30, 2013 and 2012
(In millions of dollars and shares except per share amounts) Unaudited

	2013	2012
Net Sales and Revenues
Net sales	$10,265.0	$9,404.6
Finance and interest income	512.2	483.9
Other income	136.3	120.1
Total	10,913.5	10,008.6

Costs and Expenses
Cost of sales	7,482.2	6,834.5
Research and development expenses	376.8	352.0
Selling, administrative and general expenses	956.3	881.4
Interest expense	191.0	195.7
Other operating expenses	163.4	148.0
Total	9,169.7	8,411.6

Income of Consolidated Group before Income Taxes	1,743.8	1,597.0
Provision for income taxes	666.4	541.3
Income of Consolidated Group	1,077.4	1,055.7
Equity in income of unconsolidated affiliates	6.9	2.4
Net Income	1,084.3	1,058.1
Less: Net income attributable to noncontrolling interests	.1	1.9
Net Income Attributable to Deere & Company	$1,084.2	$1,056.2

Per Share Data
Basic	$2.79	$2.64
Diluted	$2.76	$2.61

Average Shares Outstanding
Basic	389.2	400.2
Diluted	393.1	404.7

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Six Months Ended April 30, 2013 and 2012
(In millions of dollars and shares except per share amounts) Unaudited

	2013	2012
Net Sales and Revenues
Net sales	$17,057.9	$15,523.6
Finance and interest income	1,013.2	959.0
Other income	263.9	292.5
Total	18,335.0	16,775.1

Costs and Expenses
Cost of sales	12,497.0	11,410.4
Research and development expenses	733.3	664.5
Selling, administrative and general expenses	1,737.9	1,590.5
Interest expense	371.1	387.8
Other operating expenses	305.8	324.6
Total	15,645.1	14,377.8

Income of Consolidated Group before Income Taxes	2,689.9	2,397.3
Provision for income taxes	955.3	807.4
Income of Consolidated Group	1,734.6	1,589.9
Equity in income (loss) of unconsolidated affiliates	(.6)	2.6
Net Income	1,734.0	1,592.5
Less: Net income attributable to noncontrolling interests	.1	3.4
Net Income Attributable to Deere & Company	$1,733.9	$1,589.1

Per Share Data
Basic	$4.46	$3.95
Diluted	$4.41	$3.91

Average Shares Outstanding
Basic	388.7	402.1
Diluted	393.0	406.6

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY
CONDENSED CONSOLIDATED BALANCE SHEET
(In millions of dollars) Unaudited

	April 30 2013	October 31 2012	April 30 2012

Assets
Cash and cash equivalents	$3,651.4	$4,652.2	$3,019.8
Marketable securities	1,399.0	1,470.4	1,338.9
Receivables from unconsolidated affiliates	52.4	59.7	66.9
Trade accounts and notes receivable - net	5,398.9	3,799.1	5,039.2
Financing receivables - net	22,744.9	22,159.1	19,452.7
Financing receivables securitized - net	3,788.3	3,617.6	3,116.0
Other receivables	1,149.9	1,790.9	1,089.2
Equipment on operating leases - net	2,575.5	2,527.8	2,168.0
Inventories	6,173.0	5,170.0	6,112.4
Property and equipment - net	5,114.0	5,011.9	4,387.6
Investments in unconsolidated affiliates	230.0	215.0	233.7
Goodwill	922.9	921.2	965.3
Other intangible assets - net	93.8	105.0	114.2
Retirement benefits	35.8	20.2	30.3
Deferred income taxes	3,373.2	3,280.4	2,944.6
Other assets	1,452.1	1,465.3	1,326.5
Total Assets	$58,155.1	$56,265.8	$51,405.3

Liabilities and Stockholders’ Equity
Short-term borrowings	$8,414.0	$6,392.5	$7,910.0
Short-term securitization borrowings	3,788.4	3,574.8	3,033.3
Payables to unconsolidated affiliates	143.3	135.2	189.6
Accounts payable and accrued expenses	8,132.8	8,988.9	7,631.4
Deferred income taxes	158.6	164.4	164.8
Long-term borrowings	21,752.9	22,453.1	18,719.4
Retirement benefits and other liabilities	7,498.3	7,694.9	6,360.8
Total liabilities	49,888.3	49,403.8	44,009.3
Total Deere & Company stockholders’ equity	8,264.9	6,842.1	7,378.9
Noncontrolling interests	1.9	19.9	17.1
Total stockholders’ equity	8,266.8	6,862.0	7,396.0
Total Liabilities and Stockholders’ Equity	$58,155.1	$56,265.8	$51,405.3

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED CASH FLOWS
For the Six Months Ended April 30, 2013 and 2012
(In millions of dollars) Unaudited

	2013	2012

Cash Flows from Operating Activities
Net income	$1,734.0	$1,592.5
Adjustments to reconcile net income to net cash used for operating activities:
Provision for credit losses	8.5	11.6
Provision for depreciation and amortization	554.4	498.7
Share-based compensation expense	45.0	37.7
Undistributed earnings of unconsolidated affiliates	9.1	(4.8)
Credit for deferred income taxes	(103.8)	(124.1)
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales	(2,030.0)	(1,554.1)
Insurance receivables	462.0	81.4
Inventories	(1,235.1)	(2,019.9)
Accounts payable and accrued expenses	(665.0)	(109.0)
Accrued income taxes payable/receivable	97.4	250.7
Retirement benefits	16.8	(35.3)
Other	(49.7)	(152.7)
Net cash used for operating activities	(1,156.4)	(1,527.3)

Cash Flows from Investing Activities
Collections of receivables (excluding receivables related to sales)	7,780.6	7,094.4
Proceeds from maturities and sales of marketable securities	528.0	15.8
Proceeds from sales of equipment on operating leases	506.4	418.8
Proceeds from sales of businesses, net of cash sold		20.2
Cost of receivables acquired (excluding receivables related to sales)	(8,224.1)	(7,373.3)
Purchases of marketable securities	(460.4)	(570.3)
Purchases of property and equipment	(503.6)	(513.1)
Cost of equipment on operating leases acquired	(518.7)	(319.0)
Other	(87.0)	(102.1)
Net cash used for investing activities	(978.8)	(1,328.6)

Cash Flows from Financing Activities
Increase in total short-term borrowings	1,341.6	1,297.6
Proceeds from long-term borrowings	2,470.5	4,056.8
Payments of long-term borrowings	(2,175.1)	(2,035.6)
Proceeds from issuance of common stock	149.7	28.9
Repurchases of common stock	(288.0)	(746.3)
Dividends paid	(357.6)	(333.0)
Excess tax benefits from share-based compensation	43.1	14.4
Other	(33.0)	(28.3)
Net cash provided by financing activities	1,151.2	2,254.5

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(16.8)	(26.0)

Net Decrease in Cash and Cash Equivalents	(1,000.8)	(627.4)
Cash and Cash Equivalents at Beginning of Period	4,652.2	3,647.2
Cash and Cash Equivalents at End of Period	$3,651.4	$3,019.8

See Condensed Notes to Interim Consolidated Financial Statements.

Condensed Notes to Interim Consolidated Financial Statements (Unaudited)

(1)      In March 2013, the Company changed the corporate structure of most of its German operations from a branch to a subsidiary of Deere & Company.  The change provides the Company increased flexibility and efficiency in funding growth in international operations.  As a result, the tax status of these operations has changed.  Formerly, as a branch these earnings were taxable in the U.S. as earned.  As a subsidiary, these earnings will now be taxable in the U.S. if they are distributed to Deere & Company as dividends, which is the same as the Company’s other foreign subsidiaries.  The earnings of the new German subsidiary remain taxable in Germany.  Due to the change in tax status and the expectation that the German subsidiary’s earnings are indefinitely reinvested, the deferred tax assets and liabilities related to U.S. taxable temporary differences for the previous German branch were written off.  The effect of this write-off was a decrease in net deferred tax assets and a charge to the income tax provision of $56 million during the second fiscal quarter of 2013.

(2)      Dividends declared and paid on a per share basis were as follows:

	Three Months Ended April 30		Six Months Ended April 30
	2013	2012	2013	2012

Dividends declared	$.51	$.46	$.97	$.87
Dividends paid	$.46	$.41	$.92	$.82

(3)      The calculation of basic net income per share is based on the average number of shares outstanding.  The calculation of diluted net income per share recognizes any dilutive effect of share-based compensation.

(4)      The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries.  In the supplemental consolidating data in Note 5 to the financial statements, “Equipment Operations” include the Company’s agriculture and turf operations and construction and forestry operations with “Financial Services” reflected on the equity basis.

(5) SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME
For the Three Months Ended April 30, 2013 and 2012

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2013	2012	2013	2012
Net Sales and Revenues
Net sales	$10,265.0	$9,404.6
Finance and interest income	20.6	17.1	$555.6	$533.6
Other income	130.1	132.2	38.9	21.3
Total	10,415.7	9,553.9	594.5	554.9

Costs and Expenses
Cost of sales	7,482.5	6,834.8
Research and development expenses	376.8	352.0
Selling, administrative and general expenses	836.9	767.7	122.3	116.3
Interest expense	73.4	50.5	127.4	157.0
Interest compensation to Financial Services	54.3	55.0
Other operating expenses	45.7	71.7	147.1	106.7
Total	8,869.6	8,131.7	396.8	380.0

Income of Consolidated Group before Income Taxes	1,546.1	1,422.2	197.7	174.9
Provision for income taxes	593.2	475.4	73.2	66.0
Income of Consolidated Group	952.9	946.8	124.5	108.9

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Financial Services	125.0	109.2	.5	.3
Other	6.4	2.1
Total	131.4	111.3	.5	.3

Net Income	1,084.3	1,058.1	125.0	109.2
Less: Net income attributable to noncontrolling interests	.1	1.9
Net Income Attributable to Deere & Company	$1,084.2	$1,056.2	$125.0	$109.2

*   Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
STATEMENT OF INCOME
For the Six Months Ended April 30, 2013 and 2012

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2013	2012	2013	2012

Net Sales and Revenues
Net sales	$17,057.9	$15,523.6
Finance and interest income	38.1	32.8	$1,089.5	$1,045.2
Other income	260.2	250.6	76.9	109.9
Total	17,356.2	15,807.0	1,166.4	1,155.1

Costs and Expenses
Cost of sales	12,497.7	11,411.1
Research and development expenses	733.3	664.5
Selling, administrative and general expenses	1,509.8	1,377.5	233.9	217.8
Interest expense	143.0	99.8	246.7	311.1
Interest compensation to Financial Services	95.8	95.9
Other operating expenses	80.7	110.0	291.8	277.1
Total	15,060.3	13,758.8	772.4	806.0

Income of Consolidated Group before Income Taxes	2,295.9	2,048.2	394.0	349.1
Provision for income taxes	818.4	685.8	136.9	121.6
Income of Consolidated Group	1,477.5	1,362.4	257.1	227.5

Equity in Income (Loss) of Unconsolidated Subsidiaries and Affiliates
Financial Services	257.9	228.3	.8	.8
Other	(1.4)	1.8
Total	256.5	230.1	.8	.8
Net Income	1,734.0	1,592.5	257.9	228.3
Less: Net income attributable to noncontrolling interests	.1	3.4
Net Income Attributable to Deere & Company	$1,733.9	$1,589.1	$257.9	$228.3

*  Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

CONDENSED BALANCE SHEET (In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*			FINANCIAL SERVICES
	April 30 2013	October 31 2012	April 30 2012	April 30 2013	October 31 2012	April 30 2012

Assets
Cash and cash equivalents	$3,145.8	$3,907.9	$1,700.4	$505.7	$744.3	$1,319.3
Marketable securities	1,003.6	1,101.5	1,002.8	395.4	368.9	336.1
Receivables from unconsolidated subsidiaries and affiliates	2,738.8	1,579.0	2,192.4
Trade accounts and notes receivable - net	1,430.4	1,279.7	1,258.0	5,056.6	3,333.3	4,619.6
Financing receivables - net	12.0	11.5	14.0	22,732.8	22,147.5	19,438.7
Financing receivables securitized - net				3,788.3	3,617.6	3,116.0
Other receivables	911.9	1,092.4	790.8	267.8	703.6	306.0
Equipment on operating leases - net				2,575.5	2,527.8	2,168.0
Inventories	6,173.0	5,170.0	6,112.4
Property and equipment - net	5,054.6	4,950.5	4,324.3	59.4	61.4	63.3
Investments in unconsolidated subsidiaries and affiliates	4,271.6	4,102.4	3,695.3	9.6	8.7	8.3
Goodwill	922.9	921.2	965.3
Other intangible assets - net	89.8	101.0	110.2	4.0	4.0	4.0
Retirement benefits	30.6	14.9	29.7	41.0	44.6	26.2
Deferred income taxes	3,590.0	3,497.3	3,137.9	48.3	50.3	52.1
Other assets	611.2	582.9	553.9	842.1	883.5	773.3
Total Assets	$29,986.2	$28,312.2	$25,887.4	$36,326.5	$34,495.5	$32,230.9

Liabilities and Stockholders’ Equity
Short-term borrowings	$1,368.6	$424.8	$1,592.0	$7,045.4	$5,967.7	$6,318.0
Short-term securitization borrowings				3,788.4	3,574.8	3,033.3
Payables to unconsolidated subsidiaries and affiliates	143.3	135.2	189.6	2,686.4	1,519.3	2,125.5
Accounts payable and accrued expenses	7,728.0	7,679.0	7,109.9	1,523.9	2,129.9	1,368.1
Deferred income taxes	88.8	93.3	96.5	334.9	338.3	313.8
Long-term borrowings	4,925.2	5,444.9	3,174.9	16,827.7	17,008.2	15,544.5
Retirement benefits and other liabilities	7,465.5	7,673.0	6,328.5	68.6	61.2	57.8
Total liabilities	21,719.4	21,450.2	18,491.4	32,275.3	30,599.4	28,761.0
Total Deere & Company stockholders’ equity	8,264.9	6,842.1	7,378.9	4,051.2	3,896.1	3,469.9
Noncontrolling interests	1.9	19.9	17.1
Total stockholders’ equity	8,266.8	6,862.0	7,396.0	4,051.2	3,896.1	3,469.9
Total Liabilities and Stockholders’ Equity	$29,986.2	$28,312.2	$25,887.4	$36,326.5	$34,495.5	$32,230.9

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

STATEMENT OF CASH FLOWS

For the Six Months Ended April 30, 2013 and 2012

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2013	2012	2013	2012
Cash Flows from Operating Activities
Net income	$1,734.0	$1,592.5	$257.9	$228.3
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	5.9	5.1	2.6	6.5
Provision for depreciation and amortization	366.5	325.8	236.0	212.5
Undistributed earnings of unconsolidated subsidiaries and affiliates	(102.0)	(188.8)	(.8)	(.8)
Credit for deferred income taxes	(100.5)	(120.8)	(3.4)	(3.3)
Changes in assets and liabilities:
Trade receivables	(156.9)	(200.0)
Insurance receivables			462.0	81.4
Inventories	(1,016.4)	(1,806.1)
Accounts payable and accrued expenses	120.3	316.7	(511.2)	(193.9)
Accrued income taxes payable/receivable	104.5	234.3	(7.2)	16.4
Retirement benefits	5.9	(42.3)	10.9	7.0
Other	3.6	(34.7)	21.0	(44.9)
Net cash provided by operating activities	964.9	81.7	467.8	309.2

Cash Flows from Investing Activities
Collections of receivables (excluding trade and wholesale)			8,420.6	7,685.9
Proceeds from maturities and sales of marketable securities	500.6		27.4	15.8
Proceeds from sales of equipment on operating leases			506.4	418.8
Proceeds from sales of businesses, net of cash sold		20.2
Cost of receivables acquired (excluding trade and wholesale)			(8,962.2)	(7,975.5)
Purchases of marketable securities	(404.0)	(501.7)	(56.5)	(68.7)
Purchases of property and equipment	(501.9)	(511.6)	(1.8)	(1.5)
Cost of equipment on operating leases acquired			(814.3)	(607.9)
Increase in trade and wholesale receivables			(2,049.2)	(1,575.2)
Other	(98.9)	(121.8)	(35.5)	(23.3)
Net cash used for investing activities	(504.2)	(1,114.9)	(2,965.1)	(2,131.6)

Cash Flows from Financing Activities
Increase in total short-term borrowings	235.3	1,097.9	1,106.4	199.7
Change in intercompany receivables/payables	(1,188.7)	(511.8)	1,188.7	511.8
Proceeds from long-term borrowings	238.4	44.9	2,232.2	4,012.0
Payments of long-term borrowings	(35.6)		(2,139.5)	(2,035.6)
Proceeds from issuance of common stock	149.7	28.9
Repurchases of common stock	(288.0)	(746.3)
Dividends paid	(357.6)	(333.0)	(146.0)	(43.5)
Excess tax benefits from share-based compensation	43.1	14.4
Other	(21.1)	(8.9)	35.4	23.6
Net cash provided by (used for) financing activities	(1,224.5)	(413.9)	2,277.2	2,668.0

Effect of Exchange Rate Changes on Cash and Cash Equivalents	1.7	(40.0)	(18.5)	14.0

Net Increase (Decrease) in Cash and Cash Equivalents	(762.1)	(1,487.1)	(238.6)	859.6
Cash and Cash Equivalents at Beginning of Period	3,907.9	3,187.5	744.3	459.7
Cash and Cash Equivalents at End of Period	$3,145.8	$1,700.4	$505.7	$1,319.3

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.